GEHL
                                 Gehl Company                Tel:  262/334-9461
                                 143 Water Street            Fax: 262/334-6603
                                 P.O. Box 179                http://www.gehl.com
                                 West Bend, WI  53095-0179
                                 USA
Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632
                                                                   News Release



           GEHL REPORTS NET INCOME OF 20 CENTS PER SHARE, BEFORE NON-
                    RECURRING ITEMS, FOR SECOND QUARTER 2002


         WEST BEND, WI, July 25, 2002 - Gehl Company (NASDAQ NM: GEHL), a manufacturer of light construction and agricultural equipment, today reported sales of $66.7 million and net income, before non-recurring items, of $1.1 million or 20 cents per share for the second quarter 2002. For the first half of the year, sales were $126.8 million and net income, before non-recurring items, was $1.4 million or 25 cents per share.

         "While the U.S. economy has showed some signs of improvement, conditions in our markets continue to be challenging as we expected" said Gehl Company Chairman, President and CEO William D. Gehl. "Our dealers and customers are being cautious given the current uncertainties in the economy and the negative news in the financial and credit markets. Lower commodity prices in the agricultural markets have also dampened demand. Despite these negatives, Gehl's and Mustang's solid position in the compact equipment markets has enabled us to remain profitable."

         Net Income was lower than the second quarter of 2001, due primarily to reduced telescopic handler sales and lower agricultural equipment sales reflecting the soft industry-wide conditions in these markets.

         "On a positive note," said Mr. Gehl, "strong demand for the new compact tracked loader product introduced in the second quarter, continued increasing sales of telescopic handlers and compact excavators to Mustang dealers, and sales from the Company's new attachment business benefited total Company sales."


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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 2


         "We continue," Mr. Gehl said, "to take aggressive steps to control costs to improve future performance. We expect to see the full benefits of these actions once the current tough economic conditions subside and our markets begin to recover. We continue to make progress with our previously announced plant rationalization project. We have successfully transferred production of two models of Mustang skid loaders to our Madison, South Dakota skid loader plant, with the remaining models expected to be transferred by year-end. As we stated previously, we have closed our Lebanon, Pennsylvania plant and outsourced the production of certain products formerly manufactured there. These changes to our operations will help control costs and better position the Company to participate in the upturn - when it does emerge and works its way through to our key market segments."

         Net income for the second quarter, ended June 29, 2002, of $1.1 million, or $.20 per diluted share, excluding non-recurring after-tax charges of $195,000, compared to net income of $3.2 million, or $.58 per diluted share in the second quarter 2001. Including the effect of non-recurring after-tax charges of $195,000 related to previously announced restructuring and plant rationalization initiatives, net income for the second quarter 2002 was $895,000, or $.16 per diluted share. Second quarter 2001 results included approximately $119,000 of goodwill amortization expense, or $.02 earnings per diluted share.

         For the first six months of 2002, Gehl reported net income of $1.4 million, or $.25 per diluted share, excluding non-recurring after-tax charges of $255,000, compared to net income of $4.2 million, or $.77 per diluted share in the first six months of 2001. Including the effect of non-recurring after-tax charges of $255,000 related to previously announced restructuring and plant rationalization initiatives, net income for the first six months of 2002 was $1.1 million, or $.20 per diluted share. Results for the first six months of 2001 included approximately $238,000 of goodwill amortization expense, or $.04 earnings per diluted share.


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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 3

          Net sales were $66.7 million in the quarter ended June 29, 2002, compared to net sales of $73.6 million for the second quarter of 2001. Net sales for the first six months of 2002 were $126.8 million compared to net sales of $134.9 million for the first six months of 2001. Effective January 1, 2002, Gehl Company has accounted for its investment in Gehl GmbH, a German distribution operation, as a consolidated subsidiary. Excluding the $2.8 million and $4.9 million of net sales included in the second quarter and first six months of 2002, respectively, resulting from the newly consolidated Gehl GmbH, net sales were $63.9 million for the second quarter of 2002 and $121.9 million for the first six months of 2002.

CONSTRUCTION EQUIPMENT SALES

         Gehl construction equipment segment sales in the second quarter of 2002 were $41.1 million, up 3% compared with $39.9 million in the second quarter of 2001, in spite of challenging industry conditions. Although skid loader sales, excluding those of Gehl GmbH, declined in the second quarter, the Company believes it gained market share as its sales during that period declined less, on a percentage basis, than did overall industry retail demand. The overall market for telescopic handlers continued to be sluggish. Total Company construction equipment sales benefited from the introduction of new compact tracked loaders in the second quarter and contributions from telescopic handlers and compact excavator models sold through the Mustang distribution channel. In addition, sales benefited from the Company's new attachment business and consolidating the results of Gehl GmbH.

AGRICULTURAL EQUIPMENT SALES

         Gehl agricultural equipment segment sales in the second quarter of 2002 were $25.6 million, down from $33.7 million in the year-ago period. Milk prices continued to weaken during the 2002 second quarter and were significantly below prices in the second quarter of 2001. In addition, drought conditions in certain regions of the country adversely impacted sales. The introduction of new compact tracked loaders in the second quarter, increased shipments of compact excavators to select rural equipment

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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 4


dealers, and increased sales from the Company's new attachment business partially offset reduced agricultural implement and skid loader shipments in the quarter.

GROSS MARGINS AND OPERATING EXPENSES

         For the second quarter of 2002, Gehl's gross margin was 21.3%, versus 21.7% during the same period in 2001. Gross margin for construction equipment was 20.3% for the second quarter, compared with 19.6% for the second quarter of 2001. The increase in the gross margin for the construction equipment segment was primarily due to the levels of discounts and sales incentives associated with the mix of products shipped, and improved manufacturing efficiencies. Gross margin for the agricultural equipment segment was 23.1%, compared with 24.1% for the comparable period in 2001. The decrease in agricultural equipment gross margin was due to continued significant competitive pressure resulting in higher sales discounts and sales incentives, as well as a less favorable mix of product shipments.

         Selling, general and administrative expense levels in the second quarter of 2002 were $11.3 million, or 17% of net sales, an increase from $9.7 million (including approximately $119,000 of goodwill amortization) or 13.2% of net sales, in the second quarter of 2001. The increase in the dollar amount of expenses is comprised primarily of operating costs associated with Gehl GmbH which were not reflected in results for the comparable year-ago period; the full operating impact of the enterprise resource planning ("ERP") system which was successfully implemented during 2001; and the expenses related to CE Attachments Inc., the Company's attachment business, which was formally launched in July 2001.

NEW ACCOUNTING PROCEDURES

         Effective January 1, 2002, the Company adopted the provisions of Emerging Issues Task Force ("EITF") 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Retailer of the Vendor's Products." As a result of this adoption, the Company now classifies the costs associated with sales incentives


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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 5


provided to dealers as a reduction of net sales. These costs were previously included in selling, general and administrative expenses. Net sales and selling, general and administrative expenses for the second quarter and the first six months of 2001 have been restated to conform with the current year presentation. This reclassification had no impact on reported income before income taxes, net income or income per share amounts.

         Effective January 1, 2002, Gehl Company has accounted for its investment in a German distribution operation, Gehl GmbH, as a consolidated subsidiary, as a result of its controlling influence on the operation as of such date.

         Effective January 1, 2002, the Company adopted the provisions of Financial Accounting Standard No. 142 ("FAS 142") "Goodwill and Other Intangible Assets" which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but will be tested for impairment at least annually and written down only in the period in which the recorded value of such assets exceed the fair value. Upon adoption, Gehl discontinued the amortization of goodwill. During the first six months of 2002, Gehl completed the required initial impairment test in accordance with the provisions of FAS 142 and determined that goodwill is not impaired.

FULL YEAR OUTLOOK

         Visibility in the Company's market segments remains low, making it difficult to predict the specific timing of the anticipated recovery. As such, and in light of unsettled conditions surrounding the Company's market segments and the overall U.S. business climate, the Company remains cautious relative to the second half of 2002. Consequently, the Company now believes its full year earnings per diluted share will be in the range of $.40 to $.50. This forecast excludes restructuring expenses that will be incurred in 2002 which are projected to lower the full-year 2002 earnings per diluted share by $.15 to $.20 for period costs, which are recorded as incurred.


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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 6



FORWARD LOOKING STATEMENTS

          Gehl Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets, projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects" or "estimates" or words of similar meaning are generally intended to identify forward-looking statements. These forwarding-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated changes in general economic and capital market conditions (including factors that could affect a general economic recovery), the Company's ability to implement successfully its strategic initiatives and plant rationalization actions, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2002 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.

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
Gehl Company
Gehl Reports Net Income of 20 Cents per Shares before Non-Recurring Items, for Second Quarter 2002
July 25, 2002
page 7



ABOUT GEHL COMPANY

          Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; Madison and Yankton, SD; and Owatonna, MN. The Company markets its products under the Gehl(R)and Mustang(R)brand names. Mustang product information is available on the Mustang Manufacturing website at www.mustangmfg.com. CE Attachments, Inc. information is available at www.ceattach.com. Gehl Company information is available at www.gehl.com or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).


                              ( TABLES TO FOLLOW )

                                    GEHL COMPANY AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (in thousands, except per share data)

                                                   For the Second Quarter Ended                  For the Six Months Ended
                                                           (unaudited)                                  (unaudited)
                                                -----------------------------------         -----------------------------------
                                                                          (1)                                         (1)
                                                  June 29,              June 30,               June 29,             June 30,
                                                    2002                  2001                   2002                 2001
                                                -------------        --------------         --------------        -------------

NET SALES                                     $       66,689       $        73,622        $       126,757       $      134,861
    Cost of goods sold                                52,462                57,679                 99,171              105,168
                                                -------------        --------------         --------------        -------------

GROSS PROFIT                                          14,227                15,943                 27,586               29,693

    Selling, general
     and administrative expenses                      11,342                 9,705                 23,263               19,980
    Restructuring and other charges                      300                     -                    392                    -
                                                -------------        --------------         --------------        -------------
       Total operating expenses                       11,642                 9,705                 23,655               19,980

INCOME FROM OPERATIONS                                 2,585                 6,238                  3,931                9,713

    Interest expense                                  (1,166)               (1,146)                (2,129)              (2,342)
    Interest income                                      498                   489                    980                1,018
    Other expense, net                                  (540)                 (673)                (1,053)              (1,904)
                                                -------------        --------------         --------------        -------------

INCOME BEFORE INCOME TAXES                             1,377                 4,908                  1,729                6,485

    Income tax provision                                 482                 1,718                    605                2,270
                                                -------------        --------------         --------------        -------------

NET INCOME                                    $          895       $         3,190        $         1,124       $        4,215
                                                =============        ==============         ==============        =============


EARNINGS PER SHARE

Diluted                                       $         0.16       $          0.58        $          0.20       $         0.77
    Weighted average number of common
    shares and common stock equivalents                5,513                 5,529                  5,516                5,508

Basic                                         $         0.17       $          0.60        $          0.21       $         0.79
    Weighted average number of common
    shares                                             5,399                 5,341                  5,387                5,337


(1) Selling, general and administrative expenses for the quarter and six months ended June 30, 2001 include $119, or $.02 diluted earnings per share, and $238, or $.04 diluted earnings per share, respectively, of goodwill amortization.

                                     GEHL COMPANY AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED BALANCE SHEET
                                             (in thousands)


                                                          June 29, 2002            December 31, 2001            June 30, 2001
                                                           (unaudited)                 (audited)                 (unaudited)
                                                       --------------------       --------------------       --------------------

ASSETS
    Cash                                             $               2,855      $               2,248      $               4,268
    Accounts receivable - net                                      110,571                     90,714                     99,169
    Finance contracts receivable - net                               1,804                      7,511                      8,603
    Inventories                                                     45,714                     52,161                     37,492
    Deferred tax asset                                              10,171                     10,171                      8,078
    Prepaid expenses and other current assets                        1,900                      1,119                      1,297
                                                       --------------------       --------------------       --------------------
       Total current assets                                        173,015                    163,924                    158,907

    Property, plant and equipment - net                             47,091                     43,431                     44,517
    Goodwill                                                        12,556                     12,248                     12,503
    Other assets                                                    13,956                     17,806                     16,287
                                                       --------------------       --------------------       --------------------

    Total assets                                     $             246,618      $             237,409      $             232,214
                                                       ====================       ====================       ====================


LIABILITIES AND SHAREHOLDERS' EQUITY
    Total current liabilities                        $              56,560      $              56,466      $              56,227
    Long-term debt obligations                                      71,530                     64,237                     59,571
    Other long-term obligations                                     14,650                     14,225                      3,940
    Deferred income taxes                                            2,460                      2,460                      5,096
    Total shareholders' equity                                     101,418                    100,021                    107,380
                                                       --------------------       --------------------       --------------------

    Total liabilities and shareholders' equity       $             246,618      $             237,409      $             232,214
                                                       ====================       ====================       ====================

                                 GEHL COMPANY AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (in thousands)

                                                                               For the Six Months Ended
                                                                                     (unaudited)
                                                                        --------------------------------------
                                                                         June 29, 2002          June 30, 2001
                                                                        ---------------        ---------------

CASH FLOW FROM OPERATING ACTIVITIES:
     Net income                                                         $         1,124        $         4,215

     Adjustments to reconcile net income to net
        cash provided by operating
        activities:
           Depreciation                                                           2,129                  2,511
           Amortization                                                             118                    369
           Cost of sales of finance contracts                                     1,198                  2,201
           Proceeds from the sales of finance contracts                          48,143                 57,874
           Increase in finance contracts receivable                             (41,252)               (47,980)
           Net change in remaining working capital items                         (9,813)               (16,006)
                                                                          --------------         --------------
              Net cash provided by operating activities                           1,647                  3,184

CASH FLOW FROM INVESTING ACTIVITIES:
     Property, plant and equipment additions - net                               (5,073)                (2,100)
     Other                                                                        1,223                  1,485
                                                                          --------------         --------------
        Net cash used for investing activities                                   (3,850)                  (615)

CASH FLOW FROM FINANCING ACTIVITIES:
     Proceeds from (repayments of) revolving credit loans                         3,590                 (1,150)
     Proceeds from (repayments of) long-term borrowings                          (1,775)                     -
     Proceeds from issuance of common stock                                         532                    147
     Treasury stock purchases                                                      (190)                     -
     Other                                                                          653                    112
                                                                          --------------         --------------
        Net cash provided by (used for) financing activities                      2,810                   (891)

     Net increase in cash                                                           607                  1,678
     Cash, beginning of period                                                    2,248                  2,590
                                                                          --------------         --------------
     Cash, end of period                                                $         2,855        $         4,268
                                                                          ==============         ==============
